Exhibit 99.1

         Sovran Self Storage Reports Second Quarter Results:
      Revenues Increase 18%; Portfolio Expands by 26 Facilities

    BUFFALO, N.Y.--(BUSINESS WIRE)--Aug. 2, 2006--Sovran Self
Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust
(REIT), reported operating results for the quarter ended June 30, 2006. Net income available to common shareholders for the second quarter of 2006 was $8.8 million or $.50 per diluted share. Net income available to common shareholders for the same period in 2005 was $7.6 million or $.47 per diluted share. Funds from operations for the quarter increased 16.7% to $14.7 million or $.82 per fully diluted common share compared to $12.6 million or $.76 per fully diluted share for the quarter ended June 30, 2005. Strong revenue and operating income growth contributed to the Company's performance this quarter.
    During the quarter, the Company acquired twenty-six self storage facilities for a total cost of $105 million. The Company also made further investments in Locke Sovran I, LLC and Locke Sovran II, LLC, increasing its ownership to over 70% in each joint venture.
    David Rogers, the Company's Chief Financial Officer, said, "We had a busy quarter. We've strengthened our balance sheet, acquired some great stores and grew occupancies and rents across the board."

    OPERATIONS:

    Total Company net operating income for the second quarter grew 18.7% compared with the same quarter in 2005 to $26.4 million. This growth was the result of improved operating performance and the income generated by 43 stores acquired since April 2005. Overall average occupancy for the quarter was 86.6% and average rent per square foot for the portfolio was $9.90.
    Revenues at the 269 stores owned and/or managed for the entire quarter in both years increased 5.8% over the second quarter of 2005, the result of a 3% increase in rental rates, a 160 basis point increase in average occupancy and a $165,000 increase in truck rental revenues and other income. Same store operating expenses rose 3.8% primarily as a result of increased maintenance costs and property taxes. As a result, same store net operating income improved by 6.9% over the second quarter of 2005.
    General and administrative costs increased this quarter by $707,000, primarily as a result of increased due diligence costs and the expense of additional personnel hired to administer the 14 facilities acquired in 2005 and the 32 purchased thus far this year.
    Continued strong performance was shown at the Company's Louisiana and Florida stores, and the Atlanta and Houston markets have shown marked improvement. Stores in Ohio, Pennsylvania and South Carolina experienced slower than expected growth during the quarter.

    ACQUISITIONS:

    During the quarter, the Company acquired twenty-six stores totaling 1.6 million sq. ft. at a total cost of $105 million. Nineteen of the stores are located in markets where the Company already has an operating presence - Dallas (6), San Antonio (3), Tampa (3), Southeastern LA (5) and Manchester, NH (2). The Company also acquired 7 stores in and near St. Louis, MO.
    Effective April 1, 2006, the Company made additional investments of $8,475,000 in Locke Sovran I, LLC and Locke Sovran II, LLC that increased the Company's ownership to over 70% in each of these joint ventures. As a result of this transaction, starting with the second quarter of 2006, the Company has consolidated the accounts of Locke Sovran I, LLC in its financial statements. The accounts of Locke Sovran II, LLC had already been included in the Company's financial statements as it is a majority controlled joint venture.

    CAPITAL TRANSACTIONS:

    In April, the Company issued $150 million of ten year unsecured term notes via a private placement arranged by M & T Bank's Debt Capital Markets Group. Interest is payable semi-annually on the notes at a fixed rate of 6.38%. The proceeds were used to repay the Company's outstanding line of credit and other short term obligations and to fund second quarter acquisitions.
    During the quarter, the Company issued 123,000 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $5.8 million was received, and was used to fund part of the above mentioned acquisitions.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended June 30, 2006.

    YEAR 2006 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and estimates growth in revenues on a same store basis to be between 4.5% and 5.5%.
    Increases in operating expenses have been moderate through June of 2006, but effective July 1, the Company's property and casualty premiums increased by almost $2 million per year. This increase will have the effect of reducing same store NOI growth by as much as 200 basis points from that of the first half of 2006.
    As previously announced, the Company has implemented a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. In addition, the Company expects to accelerate refurbishments and renovations at many of its stores to improve curb appeal and office amenities. It is expected that as much as $10 to $15 million will be expended in 2006 on such improvements; $4.6 million was brought on line as of June 30, 2006.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance for the remainder of 2006, the Company is forecasting additional accretive acquisitions of $30-40 million (expected mid to late 4th quarter), opportunistic acquisitions of $5-10 million and no sales of existing facilities.
    Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs, and issuance of preferred and/or common stock.
    General and administrative costs are expected to increase as the Company adds properties and enters new markets.
    At June 30, 2006, all but $40 million of the Company's debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.
    Management expects funds from operations for 2006 to be between $3.20 and $3.25 per share. Funds from operations for the third quarter of 2006 are projected at between $.83 and $.85 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, August 3, 2006. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.
    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 317 stores under the "Uncle Bob's Self Storage"(R) trade name in 22 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.


SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                             June 30,     December 31,
(dollars in thousands)                         2006           2005
------------------------------------  --------------------------------
Assets
  Investment in storage facilities:
     Land                               $      199,947  $     162,900
     Building and equipment                    881,941        731,080
                                        --------------  -------------
                                             1,081,888        893,980
     Less: accumulated depreciation           (142,194)      (130,550)
                                        --------------  -------------
  Investment in storage facilities, net        939,694        763,430
  Cash and cash equivalents                      6,957          4,911
  Accounts receivable                            1,691          1,643
  Receivable from related parties                   37             75
  Notes receivable from joint ventures               -          2,780
  Investment in joint ventures                       -            825
  Prepaid expenses                               3,763          3,075
  Fair value of interest rate swap
   agreements                                    4,505          1,411
  Other assets                                   6,751          6,226
                                        --------------  -------------
     Total Assets                       $      963,398  $     784,376
                                        ==============  =============

Liabilities
  Line of credit                        $       40,000  $      90,000
  Term notes                                   350,000        200,000
  Accounts payable and accrued
   liabilities                                  17,722         10,865
  Deferred revenue                               5,624          4,227
  Accrued dividends                             10,946         10,801
  Mortgages payable                            112,722         49,144
                                        --------------  -------------
     Total Liabilities                         537,014        365,037

  Minority interest - Operating
   Partnership                                   8,361         11,132
  Minority interest - consolidated
   joint ventures                               16,783         14,122

Shareholders' Equity
  8.375% Series C Convertible
   Cumulative Preferred Stock                   26,613         26,613
  Common stock                                     190            187
  Additional paid-in capital                   474,293        466,839
  Unearned restricted stock                          -         (1,838)
  Dividends in excess of net income            (77,090)       (71,995)
  Accumulated other comprehensive
   income                                        4,409          1,454
  Treasury stock at cost                       (27,175)       (27,175)
                                        --------------  -------------
     Total Shareholders' Equity                401,240        394,085
                                        --------------  -------------

  Total Liabilities and Shareholders'
   Equity                               $      963,398  $     784,376
                                        ==============  =============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                          April 1, 2006  April 1, 2005
                                               to             to
(dollars in thousands, except share data) June 30, 2006  June 30, 2005
                                         -----------------------------


Revenues:
  Rental income                         $       38,960  $      32,897
  Other operating income                         1,336          1,110
                                        --------------  -------------
     Total operating revenues                   40,296         34,007

Expenses:
  Property operations and maintenance           10,104          8,642
  Real estate taxes                              3,759          3,095
  General and administrative                     3,662          2,955
  Depreciation and amortization                  6,058          5,221
                                        --------------  -------------
     Total operating expenses                   23,583         19,913
                                        --------------  -------------

Income from operations                          16,713         14,094

Other income (expense)
  Interest expense                              (6,871)        (4,993)
  Interest income                                  205            121
  Minority interest - Operating
   Partnership                                    (230)          (270)
  Minority interest - consolidated
   joint ventures                                 (462)          (131)
  Equity in income of joint ventures                31             57
                                        --------------  -------------

Net Income                                       9,386          8,878
Preferred stock dividends                         (628)        (1,256)
                                        --------------  -------------
Net income available to common
 shareholders                           $        8,758  $       7,622
                                        ==============  =============

    Earnings per common share - basic   $         0.50  $        0.47
                                        ==============  =============

    Earnings per common share - diluted $         0.50  $        0.47
                                        ==============  =============

Common shares used in basic
    earnings per share calculation          17,614,604     16,189,034

Common shares used in diluted
    earnings per share calculation          17,674,126     16,351,979

Dividends declared per common share     $       0.6150  $      0.6050
                                        ==============  =============

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                       January 1, 2006 January 1, 2005
                                              to             to
(dollars in thousands, except share     June 30, 2006   June 30, 2005
 data)                                 -------------------------------


Revenues:
  Rental income                         $       74,443  $      64,108
  Other operating income                         2,510          2,048
                                        --------------  -------------
     Total operating revenues                   76,953         66,156

Expenses:
  Property operations and maintenance           19,752         17,142
  Real estate taxes                              7,260          6,112
  General and administrative                     7,101          5,901
  Depreciation and amortization                 11,679         10,258
                                        --------------  -------------
     Total operating expenses                   45,792         39,413
                                        --------------  -------------

Income from operations                          31,161         26,743

Other income (expense)
  Interest expense                             (12,571)        (9,665)
  Interest income                                  356            219
  Minority interest - Operating
   Partnership                                    (465)          (509)
  Minority interest - consolidated
   joint ventures                                 (606)          (223)
  Equity in income of joint ventures               106             81
                                        --------------  -------------

Net Income                                      17,981         16,646
Preferred stock dividends                       (1,256)        (2,513)
                                        --------------  -------------
Net income available to common
 shareholders                           $       16,725  $      14,133
                                        ==============  =============

    Earnings per common share - basic   $         0.95  $        0.88
                                        ==============  =============

    Earnings per common share - diluted $         0.95  $        0.87
                                        ==============  =============

Common shares used in basic
    earnings per share calculation          17,578,879     16,113,331

Common shares used in diluted
    earnings per share calculation          17,643,302     16,269,914

Dividends declared per common share     $       1.2300  $      1.2100
                                        ==============  =============


COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

                                          April 1, 2006  April 1, 2005
                                               to             to
(dollars in thousands, except share data) June 30, 2006  June 30, 2005
                                         -----------------------------


Net income                              $        9,386  $       8,878
Minority interest in income                        692            401
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees            6,058          5,221
Depreciation and amortization from
 unconsolidated joint ventures                      14            119
Preferred dividends                               (628)        (1,256)
Funds from operations allocable to
 minority interest in
  Operating Partnership                           (361)          (383)
Funds from operations allocable to
 minority interest in
  consolidated joint ventures                     (462)          (381)
                                        --------------  -------------
Funds from operations available to
 common shareholders                            14,699         12,599
FFO per share - diluted (a)             $         0.82  $        0.76

Common shares - diluted                     17,674,126     16,351,979
Common shares if Series C Preferred
 Stock is converted                            920,244      1,840,488
                                        --------------  -------------
Total shares used in FFO per share
 calculation (a)                            18,594,370     18,192,467


                                       January 1, 2006 January 1, 2005
                                              to             to
(dollars in thousands, except share     June 30, 2006   June 30, 2005
 data)                                 -------------------------------

Net income                              $       17,981  $      16,646
Minority interest in income                      1,071            732
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees           11,679         10,277
Depreciation and amortization from
 unconsolidated joint ventures                     134            237
Preferred dividends                             (1,256)        (2,513)
Funds from operations allocable to
 minority interest in
  Operating Partnership                           (726)          (732)
Funds from operations allocable to
 minority interest in
  consolidated joint ventures                     (861)          (722)
                                        --------------  -------------
Funds from operations available to
 common shareholders                            28,022         23,925
FFO per share - diluted (a)             $         1.57  $        1.46

Common shares - diluted                     17,643,302     16,269,914
Common shares if Series C Preferred
 Stock is converted                            920,244      1,840,488
                                        --------------  -------------
Total shares used in FFO per share
 calculation (a)                            18,563,546     18,110,402


(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares are convertible into 920,244 common shares on a weighted basis for the quarter ended June 2006 and 1,840,488 common shares at June 2005. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2006 and 2005.


QUARTERLY SAME STORE DATA (2) April 1, 2006  April 1, 2005
                                   to             to        Percentage
(dollars in thousands)        June 30, 2006  June 30, 2005    Change
                          --------------------------------------------
Revenues:
  Rental income              $    35,255      $    33,409      5.5%
  Other operating income           1,221            1,056     15.6%
                             -----------      -----------     -----
     Total operating revenues     36,476           34,465      5.8%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                   12,222           11,772     3.8%
                             -----------      -----------     ----

Operating income             $    24,254      $    22,693      6.9%

(2) Includes the 269 stabilized stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE
 DATA (3)                 January 1, 2006  January 1, 2005
                                 to              to         Percentage
(dollars in thousands)     June 30, 2006    June 30, 2005     Change
                          --------------------------------------------

Revenues:
  Rental income              $    68,980      $    65,036      6.1%
  Other operating income           2,280            1,926     18.4%
                             -----------      -----------     -----
     Total operating revenues     71,260           66,962      6.4%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                   24,409           23,318      4.7%
                             -----------      -----------      ----

Operating income             $    46,851      $    43,644      7.3%

(3) Includes the 266 stabilized stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                      Same Store (2)          All Stores
                            --------------------- --------------------
                             2006        2005       2006       2005
                             ----        ----       ----       ----

Weighted average quarterly
 occupancy                     87.4%      85.8%     86.6%      85.5%

Occupancy at June 30           88.2%      86.8%     87.5%      86.5%

Rent per occupied square foot $9.92      $9.63     $9.90      $9.62

Investment in Storage Facilities:
--------------------------------
The following summarizes activity in storage facilities during the six months ended June 30, 2006:

Beginning balance        $  893,980
  Property acquisitions     127,754
  Consolidation of Locke
   Sovran I, LLC             38,000
  Additional investment in
   consolidated joint
   ventures                   8,647
  Improvements and
   equipment additions:
    Dri-guard / climate
     control installations    1,950
    Expansions                7,000
    Roofing, paving, painting,
     and equipment:
      Stabilized stores       3,371
      Recently acquired and
       joint venture stores   1,243
    Rental trucks                 -
  Dispositions                  (57)
                          ---------
Storage facilities at
 cost at period end      $1,081,888
                         ==========


                           June 30, 2006   June 30, 2005
                          -------------------------------

Common shares outstanding
 at June 30                    17,797,653     16,419,848
Operating Partnership
 Units outstanding at June 30     427,927        494,269

    CONTACT: Sovran Self Storage, Inc.
             David Rogers or Diane Piegza, 716-633-1850